Ex - 12(b)

September 23, 2011

Trust for Professional Managers,
    on behalf of Grubb & Ellis AGA U.S. Realty Fund
400 El Camino Real, Suite 1250
San Mateo, California 94402

The Lazard Funds, Inc.,
   on behalf of Lazard U.S. Realty Equity Portfolio
30 Rockefeller Plaza
New York, New York 10112-6300

Re:         Agreement and Plan of Reorganization

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization contemplated by the Agreement and Plan of Reorganization between Trust for Professional Managers (the “Trust”), a Delaware statutory trust, on behalf of Grubb & Ellis AGA U.S. Realty Fund (the “Fund”), and The Lazard Funds, Inc. (the “Company”), a Maryland corporation, on behalf of Lazard U.S. Realty Equity Portfolio (the “Acquiring Fund”). A copy of the form of Agreement and Plan of Reorganization is included as Exhibit A to the Company’s Registration Statement on Form N-14 (Registration No. 333-175202) (the “Registration Statement”). Capitalized terms not defined herein have the respective meanings given such terms in the Agreement and Plan of Reorganization.

In rendering this opinion, we have examined the Agreement and Plan of Reorganization, the Registration Statement, and such other documents as we have deemed necessary or relevant for the purpose of this opinion. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon, with your permission, statements and representations of, and written information provided by or on behalf of, the Trust, on behalf of the Fund, and of the Company, on behalf of the Acquiring Fund, made in the Registration Statement and to us for our use in rendering this opinion, including letters from the Trust and the Company, dated as of the date hereof, representing as to certain facts, occurrences and information. We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We have assumed, with your permission, that, as of the Closing Date, no Fund shareholder is a “foreign person” within the meaning of Temporary Treasury Regulations Section 1.897-9T(c).

STROOCK & STROOCK & LAVAN LLP • NEW YORK • LOS ANGELES • MIAMI
180 MAIDEN LANE, NEW YORK, NY 10038-4982 TEL 212.806.5400 FAX 212.806.6006 WWW.STROOCK.COM

We note that our opinion is based on our examination of such law, our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Agreement and Plan of Reorganization, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Based on the foregoing, it is our opinion that for federal income tax purposes:

          a) the transfer of all of the Fund’s assets to the Successor Fund in exchange solely for Successor Fund Shares and the assumption by the Successor Fund of certain identified liabilities of the Fund, followed by the distribution by the Fund of those Successor Fund Shares to Fund Shareholders in complete liquidation of the Fund, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and each of the Fund and the Successor Fund will be “a party to a reorganization”;

          b) no gain or loss will be recognized by the Successor Fund upon the receipt of the assets of the Fund in exchange solely for Successor Fund Shares and the assumption by the Successor Fund of certain identified liabilities of the Fund pursuant to the Reorganization;

          c) no gain or loss will be recognized by the Fund upon the transfer of the Fund’s assets to the Successor Fund in exchange solely for Successor Fund Shares and the assumption by the Successor Fund of certain identified liabilities of the Fund or upon the distribution (whether actual or constructive) of those Successor Fund Shares to Fund Shareholders in exchange for their shares of the Fund in liquidation of the Fund pursuant to the Reorganization;

          d) no gain or loss will be recognized by Fund Shareholders upon the exchange of their Fund shares for the Successor Fund Shares pursuant to the Reorganization;

          e) the aggregate tax basis for the Successor Fund Shares received by each Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Fund shares held by such Fund Shareholder immediately prior to the Reorganization, and the holding period of those Successor Fund Shares received by each Fund Shareholder will include the period during which the Fund shares exchanged therefor were held by such Shareholder (provided the Fund shares were held as capital assets on the date of the Reorganization);

          f) the tax basis of each Fund asset acquired by the Successor Fund will be the same as the tax basis of such asset to the Fund immediately prior to the Reorganization, and the holding period of each asset of the Fund in the hands of the Successor Fund will include the period during which that asset was held by the Fund; and

          g) for purposes of Section 381 of the Code, the Successor Fund will be treated as the Fund would have been had there been no reorganization. Accordingly, the taxable year of the Fund will not end on the effective date of the Reorganization and the tax attributes of the Fund will be taken into account by the Successor Fund as if there had been no reorganization. The Fund will not be required to file a federal income tax return for any portion of its taxable year ending on the effective date of the Reorganization.

STROOCK & STROOCK & LAVAN LLP • NEW YORK • LOS ANGELES • MIAMI
180 MAIDEN LANE, NEW YORK, NY 10038-4982 TEL 212.806.5400 FAX 212.806.6006 WWW.STROOCK.COM

No opinion is expressed as to the effect of the Reorganization on (i) the Fund or the Acquiring Fund with respect to any Assets as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any shareholder of the Fund that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP • NEW YORK • LOS ANGELES • MIAMI
180 MAIDEN LANE, NEW YORK, NY 10038-4982 TEL 212.806.5400 FAX 212.806.6006 WWW.STROOCK.COM